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                                                                 EXHIBIT 10.5(N)


                                              January 27, 2000


Laboratoire L. Lafon
19 Avenue du Professeur-Cadiot
94701 Maisons Alfort
France

        Re:  Amendment No. 7 to License Agreement and Supply Agreement
             ---------------------------------------------------------

Gentlemen:

     This letter agreement shall serve as an amendment to (a) the License Agreement dated January 20, 1993, as previously amended (the "License Agreement") between Cephalon, Inc. ("Cephalon") and Laboratoire L. Lafon ("Lafon"), and (b) the Supply Agreement dated January 20, 1993, as previously amended (the "Supply Agreement") between Cephalon and Lafon. All capitalized terms not otherwise defined herein shall be used as defined in the License Agreement.

     1. The term "Territory," for all purposes under the License Agreement and the Supply Agreement, is hereby expanded to include all of the countries of Central and South America (collectively, the "Latin American Territory"). In addition, the United Mexican States ("Mexico") hereafter shall be treated as part of the Latin American Territory and, therefore, to the extent that the terms of this Amendment modify or conflict with any of the terms and conditions (including, without limitation, financial terms) previously established under the License Agreement and the Supply Agreement relating to the sale and marketing of the Product in Mexico, then such terms are hereby superceded by the terms of this Amendment which shall govern the relationship of the parties as to that country.

     2. Appendix A to the License Agreement is hereby amended to add all patents and patent applications related to the composition, manufacture or use of modafinil that have been, or may be, filed or registered in the Latin American Territory.

     3. In consideration of the expansion of the Territory (and in addition to any compensation otherwise payable with respect to countries outside of the Latin American Territory under the terms of the License Agreement and the Supply Agreement), Cephalon and Lafon will share equally any upfront fees or payments that may be paid by third parties to Cephalon in consideration of being granted distribution rights in any countries within the Latin American Territory.

     4. Lafon will supply Cephalon with Compound under the terms of the Supply Agreement in such quantities as may be necessary to meet all customer demand in


**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.
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Laboratoire L. Lafon
January 27, 2000
Page -2-

the Latin American Territory, and Cephalon will pay Lafon for such Compound an amount equal to [**] percent [**] of Net Sales in the Latin American Territory.

     5. Section 1.b. of Article V of the License Agreement is hereby amended and restated in its entirety as follows: Cephalon also will pay Lafon an amount equal to [**] percent [**] of Net Sales in the Latin American Territory up to an aggregate annual amount of US[**]; [**] percent [**] of Net Sales in the Latin American Territory for that portion of the aggregate annual amount in excess of US[**] but less than or equal to US[**]; and [**] percent [**] of Net Sales in the Latin American Territory for that portion of the aggregate annual amount that exceeds US[**].

     6. Sections 3.b and 3.c of the License Agreement shall not apply to the Latin American Territory. Instead, the following provisions shall apply to product registration activities in the Latin American Territory:

         3.b. It is agreed that all product registrations (and applications) within the Latin American Territory are to be in the name of Cephalon (or the name of its Affiliate or sublicensee). Lafon shall take such actions as may be required to identify Cephalon (or its Affiliate or sublicensee) as the applicant and the holder of the product license in the respective country within the Latin American Territory and, at the request of Cephalon, shall execute any documents or instruments required under applicable law to confirm the authorization granted hereunder and to apply for any other authorizations that may be required to market the Licensed Product in the Latin American Territory, and/or join in any such application by Cephalon, if required. Cephalon (or its Affiliate or sublicensee) shall have the right to meet with the appropriate regulatory authorities (including pricing and reimbursement authorities), but shall keep Lafon informed of all such meetings and, upon request, shall provide Lafon with copies of all relevant correspondence with such authorities.

         3.c. Cephalon shall conduct, at its own expense, all necessary trials for purposes of obtaining regulatory approvals of the Licensed Product in the Latin American Territory.

         3.d. Lafon will furnish Cephalon, upon request, with any copies of correspondence or communications, whether occurring prior to the date hereof or hereafter, that may exist between Lafon and any regulatory authorities in the Latin American Territory related to application(s) for marketing approval for the Licensed Product in the Latin American Territory.

     7. Each of Cephalon and Lafon hereby restates its respective representations and warranties made in the License Agreement and the Supply Agreement, as each such agreement has been amended pursuant to this letter agreement. Lafon confirms that it is free to enter into this letter agreement, without obligation to any third party. Cephalon

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.
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Laboratoire L. Lafon
January 27, 2000
Page -3-

shall not be responsible to any third party asserting a claim through Lafon with respect to the development, manufacture or sale of Licensed Product for the Latin American Territory.

     8. Except as specifically supplemented by this letter agreement, all provisions of each of the License Agreement and the Supply Agreement (in each case, as amended prior to the date hereof) are confirmed to be and shall remain in full force and effect.

     If the foregoing is acceptable, please indicate your agreement in the space provided below.

                                        CEPHALON, INC.



                                        By: /s/ Frank Baldino, Jr.
                                           -----------------------------------
                                           Frank Baldino, Jr., Ph.D.
                                           President and Chief Executive Officer

AGREED, ACKNOWLEDGED AND ACCEPTED:

LABORATOIRE L. LAFON



By: /s/ F.C. Lafon
   -----------------------------
  F.C. Lafon
  Chief Executive Officer

**Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.